BLUE SPHERE CORPORATION 8-K

Exhibit 10.4

Milan, September 4 2017

GUARANTEED PLANT OPERATION MANAGEMENT AGREEMENT

Between

PRONTO VERDE A.G., a Swiss company duly incorporated and existing under the laws of Switzerland, registered with the Companies Register with identification number CHE – 101.957.390, with registered office in Aurdorf (UR), Bahnhoffplatz, 3 (hereinafter, “PV”), represented by its legal representative [ ], as chief executive officer of the company;

and

FUTURIS PAPIA S.P.A., a company duly incorporated and existing under the laws of Italy, registered with the Companies Register of Udine with identification number No. 272982, with registered office in Pavia di Udine (UD), Via Crimea, 57 - Tax Code No. 02593530302 (hereinafter, the “SPV”), represented by its legal representative [ ], as director of the company duly empowered for the purpose thereof;

(PV and the SPV are also herein referred to individually as a “Party” and jointly as the “Parties”).

WHEREAS:

a)	PV has a specific know-how in organizing by activating specialized service providers the full operation (including the supply of oil for the plant’s operation) and maintenance of plants for the production of electricity from vegetal and animal oil;

b)	the SPV is an Italian limited liability company controlled indirectly by Bluesphere Corporation (“Bluesphere”), a company specializing in the waste-to-energy (W2E) industry;

c)	the SPV owns an operative plant for the production of electricity from vegetal oil (hereinafter, the “Plant”), located in Pavia di Udine (UD), Via Crimea, n. 57, in a portion of a leased building identified in the Cadastral Register of Udine, parcel 23, sheet 42 (the “Site”);

d)	the Plant has been built and commissioned prior to 31st of December 2012;

e)	the Plant has been built based on the subsidizing policy then existing of a Feed-in-Tariff (as defined below) valid for 15 (fifteen) years starting from December 14th, 2011, as provided for under the power purchase agreement in force (hereinafter the “PPA”);

f)	the Plant is capable of producing up to 995 kw/h of electricity and heat, based on the above Feed-in-Tariff;

g)	PV has the appropriate organisational know-how (i) to organize - by introducing and procuring to the SPV contracts with independent external suppliers and service providers of recognised standing - the performance of the services in accordance with Applicable Laws (as defined below) and in compliance with the industry’s and market’s standards consisting - in general - in all operational, preventive, corrective, ordinary and extraordinary maintenance of the Plant, the supply of the vegetal oil and the fuel, necessary for the full and continued operation of the Plant and (ii) to guarantee the agreed Plant EBITDA under this Agreement;

h)	PV has introduced to the SPV CCEngineering S.r.l., a limited liability company duly incorporated and existing under the laws of Italy, registered with the Companies Register of Monza e Brianza, VAT number 06924090969, with registered office in Meda (MB), Via Indipendenza, n. 76, that, based on its expertise in operating and servicing plants for the production of electricity from vegetal oil and on its inspection and technical due diligence of the Plant, has accepted to perform Services (as defined below) at the terms and conditions of the agreement attached hereto as ANNEX H;

i)	PV has introduced to the SPV ISG Sviluppo SA, a company duly incorporated and existing under the laws of Switzerland, registered with the Companies’ Register of Canton Grigioni CHE-101.957.390, with registered office in Via S. Gottardo, 180, Roveredo (GR), Switzerland that has accepted to supply to the SPV the vegetal oil necessary for the regular functioning of the Plant at the terms and conditions of the agreement attached hereto as ANNEX I;

j)	this Agreement constitute an Exhibit to the Share Purchase Agreement entered into on June 29, 2017 (as subsequently amended and implemented by the AMENDMENT AGREEMENT on July 12, 2017) regulating the sale by PV (as seller) of the entire corporate capital of the SPV (“SALE TRANSACTION”);

k)	the consummation of SALE TRANSACTION and the determination of the purchase price agreed in the share purchase agreement under lett. j) have been made relying on the execution and punctual performance by PV of this Agreement. Accordingly, the SALE TRANSACTION would have not been consummated if PV would have not committed to enter into this Agreement with the SPV and the determination of the purchase price for the acquisition of the SPV’s capital has been agreed taking into consideration a component for PV’s remuneration for the performance of this Agreement;

l)	in light of recital k) above, PV declares that its services and obligations under this Agreement have been duly and satisfactorily remunerated being included in the agreed purchase price for the SALE TRANSACTION;

m)	PV, based on its expertise, agrees to secure the Guaranteed Plant EBITDA, in accordance with the provisions of this Agreement.

Now, therefore, the Parties hereby agree and stipulate as follow.

1.	Recitals, Annexes and Rules of Construction

1.1.	The Recitals and the Annexes to the Agreement constitute an integral, essential and unseverable part hereof.

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1.2.	The following rules of construction shall be applied to this Agreement:

1.2.1.	any reference to the masculine also include the feminine, a reference to the singular includes the plural and vice versa;

1.2.2.	the terms “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, where the context so permits;

1.2.3.	the terms “herein”, “hereof” and “hereunder” and similar word shall be construed to refer to this Agreement in its entirety and not to any specific part thereof, unless the content otherwise requires;

1.2.4.	unless otherwise stated in the context, any reference to a particular recital, part, article, section, paragraph or Annex is to be deemed to refer to such recital, part, article, paragraph, section or Annex to this Agreement;

1.2.5.	unless otherwise stated in the context, any reference to a contract or a document or a requirement or a law is to be considered a reference to it as it is from time to time amended, supplemented or modified;

1.2.6.	any reference contained in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be, or may be, taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until the next Business Day. Without prejudice to the foregoing, Article 2963 of the ICC will apply to all computation of terms under this Agreement;

1.2.7.	the language of this Agreement will, in all cases, be construed as a whole, according to its fair meaning and without implying a presumption that the terms hereof should be construed against one Party, as opposed to the others, by reason of the rule of construction that a document is to be construed against the Party that has prepared the same, it being understood and acknowledged that representatives and advisors of each Party have participated in the negotiation and preparation of this Agreement.

2.	Definitions

For purpose of this Agreement, the following terms, set alphabetically, have the meanings set forth below:

2.1.	AEEG: means the Authority for the Electricity, Gas and Water System (Autorità per l’Energia elettrica, il Gas ed il Sistema idrico);

2.2.	Agreement: means this Guaranteed Plant Operation Management Agreement, including all its Annexes, exhibits, schedules, amendments, modifications, renewals and extensions thereto;

2.3.	Annual EBITDA Review Process: means the review process performed at the end of each calendar year for the determination of the annual Plant EBITDA as set forth in Section 6;

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2.4.	Applicable Laws: means the DIAs, the Regulatory Requirements, all Italian and/or European law, including European, national, regional and municipal laws, regulations, decrees (including Ministerial Decree), judgments, decisions, orders, instructions, directives, ordinances (including those concerning environmental, town planning, building, archaeological and landscape matters) and rules, if any, issued by any Authority that may be from time to time applicable; as well as any technical, or any binding decision, prescription, direction and/or requirement of any Authority (including, without limitation, the Grid Code, the resolutions published by the AEEG and the rules issued by the GSE) that may be relevant to the management of the Plant and/or the performance of the obligations of the Parties, as are applicable from time to time during the term of this Agreement;

2.5.	Authority: means any European, national, regional, municipal or other local, judicial, legislative, governmental or administrative authority, having competence under the Applicable Laws, including without limitation, any office, agency, division, department, court or other entity thereof having jurisdiction over the Plant and/or the Parties to this Agreement, including without limitation, the local authorities, the Municipality of Pavia di Udine, the GSE, the AEEG and the grid operator;

2.6.	Business Day: means a day (other than Saturday or Sunday) on which banks are open for general business in Milan;

2.7.	Decree 81/2008: means legislative decree no. 81 of 9 April 2008, as amended and integrated from time to time;

2.8.	DUVRI: means the “Documento Unico di Valutazione dei Rischi Interferenti” regulated by Decree 81/2008;

2.9.	EBITDA: is the accounting-based term meaning - in general terms - earnings before interest, tax, depreciation, and amortization to be calculated on the Plant’s operation results, using generally accepted accounting principles and as specified and detailed in ANNEX 2.9;

2.10.	Environment: means any all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below the ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media, including man and his property;

2.11.	Environmental Code: means Legislative Decree no. 152 of April 3rd, 2006, as amended from time to time;

2.12.	Execution Date: means the date of execution of this Agreement by both Parties trough exchange of correspondence;

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2.13.	Expiration Date of the PPA: means December 13, 2026;

2.14.	External Service Providers or ESP: means any external Service provider and/or supplier having an adequate technical know-how, commercial reputation and financial soundness from time to time proposed by PV and accepted by the SPV – such acceptance which cannot be unreasonably withhold - to perform the Services, including but not limited to CC Engineering S.r.l. and ISG Sviluppo SA;

2.15.	Event of Force Majeure: has the meaning given to it in Section 13;

2.16.	Feed in Tariff: means the 0.28 €/KWh full comprehensive feed-in tariff (tariffa onnicomprensiva) granted to the Plant under the Ministerial Decree;

2.17.	Grid Code: means the code for transmission, dispatching, developing and security of the grid (Codice di trasmissione, dispacciamento, sviluppo e sicurezza della rete) issued by Terna S.p.A. in accordance with the Decree of the President of the Council of Ministries dated 11 May 2004, as amended from time to time;

2.18.	GSE: means Gestore dei Servizi Energetici GSE S.p.A.;

2.19.	Guaranteed Plant EBITDA: means the Plant EBITDA which PV guarantees to the SPV for the duration of the Agreement, as set forth in ANNEX 2.19;

2.20.	Hazardous Substances: means, collectively, any chemical, substance or material that is or becomes regulated, governed, listed or controlled pursuant to the Applicable Laws, including the Environmental Code, as a toxic substance, hazardous substance, hazardous material, dangerous or hazardous waste, or any similar classification as to which liability is imposed on the basis of potential impact to safety, health or the Environment;

2.21.	ICC: means the Italian Civil Code;

2.22.	Ministerial Decree: means the ministerial decree issued by the Ministry for the Economic Development in agreement with the Ministry for the Environment, the Territory and the Sea on 18 December 2008 entitled “Incentivazione della produzione di energia elettrica da fonti rinnovabili” pursuant to article 2 paragraph 150 of Law no. 244 of December 24th, 2007, as amended and supplemented and presently in force;

2.23.	Plant: means the plant for the electricity production from vegetal oil located in the Municipality of Pavia di Udine (UD), owned by the SPV;

2.24.	Regulatory Requirements: means all regulatory provisions, instructions, permits and licenses pertaining to the operation and maintenance of the Plant, as may be applicable from time to time, concerning, without limitation, (i) treatment of sewage, (ii) emissions, discharges or releases into the Environment; (iii) the pollution or protection from, or compensation of damage or harm to, the Environment; (iv) noise pollution; (v) occupational or public health and safety; (vi) the use, treatment, storage, disposal, transportation or handling of Hazardous Substances; and (vii) vegetal oil stock requirements under the power purchase agreement;

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2.25.	Security System: means any security system existing at the Plant and Site, such as the security fence and the video surveillance system of the Plant and the Site;

2.26.	Services: means the “all-inclusive” services for the operation and maintenance of the Plant which include without limitation (i) all the activities necessary for the support, management and operation of the Plant, (ii) the supply of Vegetal Oil and diesel fuel, (ii) the supply, installation, operation and maintenance of Security System, (iii) all the activities necessary for the Plant’s continuous monitoring, (iv) all the repairing activities necessary to maintain the Plant in continuous and full operational capacity, (v) all operational, preventive and corrective maintenance services in order to properly operate and maintain the Plant in accordance with Applicable Laws, Technical Specifications, as detailed in the Periodic Maintenance Program, attached hereto as ANNEX 2.26 and (vi) the supply of any consumables and spare parts as well as the life cycle equipment replacement, all the above activities and services as specified in ANNEX 2.26.1;

2.27.	Site: means the specific area where the Plant is located, including the interconnection infrastructure area and the tank, as better identified in recital c) above;

2.28.	Technical Specifications: means any technical and commercial documents, including the equipment technical specifications, the equipment hand books and drawings, related to the Plant;

2.29.	Term: has the meaning given to it in Section 7;

2.30.	Vegetal Oil: means the vegetal oil having the characteristics indicated in ANNEX 2.30.

3.	Scope of the Agreement

3.1.	Pursuant to the terms and conditions of this Agreement, the SPV entrusts to PV, who accepts, the organization and the overall liability of the performance of the Services with the specific aim to ensure achievement of the Guaranteed Plant EBITDA by enabling the SPV to enter into agreements with External Service Providers.

3.2.	PV, with reference to the performance of the Services by the External Service Providers, hereby expressly assumes the commitment and liability to achieve the Guaranteed Plant EBITDA pursuant to the terms and conditions of this Agreement.

3.3.	PV shall cause the External Service Providers to perform the Services using their own organisational structure and any other means necessary at their own risk, properly and diligently and according to industry’s and market’s standards, in timely and diligent compliance with the terms and conditions of this Agreement.

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3.4.	In particular and without limitations, PV shall ensure that the External Service Providers performing the Services, comply with the following:

3.4.1.	the exact, regular and continuous operation of all of the components of the Plant and the Plant itself, in accordance with the Technical Specifications, Applicable Laws and Regulatory Requirements so as to achieve the Guaranteed Plant EBITDA;

3.4.2.	the direct monitoring of the working conditions of the Plant in order to maintain the Plant in an adequate state of preservation for the production and release of electricity into the electrical distribution grid;

3.4.3.	the optimisation and maximisation of the Plant’s energy production;

3.4.4.	the regular functioning of the Plant security and protection system (by guaranteeing the functioning of the remote-control systems and the security systems located on Site);

3.4.5.	the ordinary maintenance of the Site, also by transporting any waste produced to authorised disposal sites;

3.4.6.	the supply of the Vegetal Oil in the quality and quantity required to properly operate the Plant, in accordance with any Applicable Laws and Regulatory Requirements;

3.4.7.	the transfer of equipment, materials and spare parts from the PV’s and/or the External Service Provider’s spare parts warehouse (or anywhere) to the Site and vice versa, as well as the supply of any tools and materials for the correct performance of the Services, including water and electricity;

3.4.8.	the transport for all for the required personnel and staff including, without limitation, auxiliary resources;

provided that and remaining expressly understood that the Services shall include, without limitation, the activities expressly listed under ANNEX 2.26.1. and ANNEX 2.26. of this Agreement.

3.5.	PV confirms and represents that it has performed a full technical due diligence of the Plant and it hereby confirms that the Plant is in full compliance with the Applicable Laws and it is able to achieve the Guaranteed Plant EBITDA.

4.	External Service Providers remunerations

4.1.	The Parties agree and covenant that the agreements to be entered into with the External Service Providers for the performance of the Services shall provide the following:

4.1.1.	The price of the supply of Vegetal Oil (the “Vegetal Oil Remuneration”) shall be invoiced by the relevant External Service Provider upon delivery of each Vegetal Oil delivery and paid as follows:

a)	at sight for an amount equal to Vegetal Oil Remuneration minus 100,00 €/ton for each ton delivered from time to time;

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b)	the balance due, upon payment by PV of an amount equal to the balance due on the Escrow Account (as defined in under Section 8.2).

4.1.2.	The remuneration for the performance of the Services other than Services indicated under Section 4.1.1. shall be invoiced on monthly basis, within the 5th (fifth) day of the following month and paid at sight.

4.2	The payments under Section 4.1. (the “Overall Remuneration”) shall be the sole payments due to the External Service Providers for all their costs, expenses, risks and Services to be performed and they will not be entitled to any additional payment whatsoever. The Parties agree and accept that the Overall Remuneration is an all-inclusive price for any and all duties and obligations of the External Service Providers for the Services; as such, the Overall Remuneration shall be considered “all-inclusive”. By way of example, but without limitation, the following charges and costs shall be considered included in the Overall Remuneration:

a)	supply and use of: (i) Vegetal Oil and diesel fuel and (ii) machinery and equipment necessary for the performance of the Services, including consumables, maintenance charges and any transportation charges;

b)	services of specialised and regular personnel required to operate the plant on a daily basis, also on secondment, including any contributions, social security, trade union and insurance costs;

c)	adoption of any precautionary measures to prevent accidents, in accordance with Italian laws applicable to the provision of the Services;

d)	any other charges whether or not specifically mentioned as necessary to perform the Services;

e)	the purchase and prompt replacement of non-functioning components of the Plant with new parts;

f)	the disposal of any parts removed from the Plant following a replacement or repair in accordance with the agreement entered into with the relevant External Service Providers;

g)	the insurance policies incumbent upon the relevant External Service Providers and the costs for safety compliance under law article 26, paragraph 5, of Decree 81/2008;

h)	energy consumption at the Site, any services and utilities generally directly or indirectly needed to perform the Services. For clarity sake, the Parties agree that utilities for the operation of the Plant shall be made available at costs and liability of the SPV, with the exclusion of any electricity auto-consumption necessary for the Plant operation.

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4.3.	The provisions of Articles 1660, 1661 and 1664 of the ICC shall not be applicable to the agreements regarding the performance of the Services, as far as permitted by the Applicable Law.

4.4.	The External Service Providers shall be entitled to suspend performance of their obligations under the relevant contract pursuant to Section 1460 of the ICC should the SPV fails to comply with its obligations. For the first breach during a year, the suspension will be triggered after 30 days of non-cured breach from the maturity date and upon previously sending to the SPV of a written suspension notice (except that for this provision will be applicable only after the first six months of validity of each relevant agreement); for any following breach occurring during the same year the suspension will be triggered immediately and without any notice. The suspension will remain in place unless and until satisfactory fulfilment of relevant obligation by the SPV. The External Service Providers action shall be without prejudice to their entitlement to late payment interest pursuant to Applicable Laws and/ or to termination under applicable contract provisions.

4.5.	Without prejudice to any other right of set-off the SPV may have, the SPV may withhold from any payment due to any External Service Provider any amount as the SPV deems necessary in the following circumstances:

a)	if a dispute exists as to the accuracy or completeness of any request for payment of the External Service Providers;

b)	failure by PV to provide security or insurance certificates in compliance with this Agreement;

c)	any overpayments by the SPV in a previous payment;

d)	termination of the relevant External Service Provider agreements due to External Service Provider default; and/or

e)	any other reason provided for by the relevant External Service Provider agreement and/or as provided for under Applicable Laws entitling the SPV to withhold payment.

4.6.	The SPV is entitled to deduct and set aside from the payment of the invoices issued concerning the Vegetal Oil Remuneration during the first three-months following the execution of the agreement an amount equal to the VAT accrued on each invoice issued up to the maximum amount of Euro 40,000.00 (forty thousand/00) (the “Start-Up Amount”). The SPV shall pay the aggregate Start-Up Amount to the relevant External Service Provider/PV in one payment 100 (one hundred) days after the execution of the relevant agreement.

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5.	PV’s Obligations

5.1.	PV warrants that the Plant shall meet the Guaranteed Plant EBITDA, and PV guarantees that the External Service Providers shall have no right to claim for additional charges and remuneration exceeding the Overall Remuneration. If the Guaranteed Plant EBITDA is not reached, PV undertakes to pay to the SPV within 10 (ten) Business Day an amount equal to the missing Guaranteed Plant EBITDA and any further damages directly and/or indirectly suffered by the SPV.

5.2.	PV warrants and undertakes to cause the Plant to be operated in accordance with the best practices, in a prudent manner, in full compliance with the Technical Specifications and the Applicable Laws.

5.3.	The representatives of the SPV shall, on every visit to the Site, comply with the safety regulations and notify PV and the relevant External Service Provider by e-mail of their intention to visit the Site with at least 24 hours prior notice.

5.4.	During the term of the Agreement, PV will provide and cause to be provided to the SPV with all data and materials of the Plant, including without limitation, login credential and data necessary to access the HMI system of the Plant.

5.5.	In addition, and subject to Section 5.3 above, the SPV, through its representatives and advisors, shall be entitled to perform the supervision of the Plant from time to time at SPV’s sole discretion with at least 24 hours prior notice, provided that such supervisory activity shall not delay or obstruct the regular operation of the Plant.

5.6.	PV agrees to comply, and shall cause each person admitted by PV and/or by the External Service Providers on the Site, to comply with Applicable Laws in matters of health and safety in connection with the performance of the Agreement, including provisions of Decree 81/2008 (as amended and supplemented).

5.7.	PV agrees and undertakes to, and cause the External Service Providers to, (i) comply with all legal, tax, employment and social security provisions with respect to the Services, (ii) have the employees assigned to the contracted activities, properly contracted and enrolled in social security, (iii) be current in payment of the corresponding salaries, (iv) pay indemnifications and benefits and (v) be current in satisfaction of their social security obligations as well as any kind of monetary compensation arising from the existing employment relationship.

5.8.	Without prejudice to other provisions set forth in this Agreement, PV undertakes to assist and cause the External Service Providers to assist the SPV in its relations with the Authorities and other competent public or private authorities, providing the necessary support and information concerning the Plant, provided that all costs, risks and liabilities concerning the relations with the Authorities shall be exclusively borne by the SPV.

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5.9.	PV shall perform and cause the External Service Providers to perform the Services ensuring the safety and health of the workers at the worksites. In particular, PV shall adopt maintain and supervise and cause the External Service Providers to adopt, maintain and supervise the application of adequate procedures and measures required to ensure the health and safety of all the persons present on the Site (including its employees and those of its subcontractors) and to implement the provisions of, but not limited to, the Decree 81/2008. In particular, PV declares and undertakes to cause the External Service Providers to declare to have full knowledge of the health and safety plan (DUVRI) attached as ANNEX 4.2.G, and undertakes to comply and cause the External Service Providers to comply with its provisions, where applicable, and to integrate the health and safety measures provided under such DUVRI where required, from time to time, on the basis of the specific activities to be performed at Site.

5.10.	PV shall cause the External Service Providers to perform the planned ordinary and corrective maintenance under this Agreement as detailed under ANNEX 2.26 to the same, giving advance notice to the SPV. PV, within a maximum period of 7 (seven) Business Days from the completion of any corrective maintenance intervention, shall cause the External Service Providers to provide the SPV with the relevant service report, including:

5.10.1.	date and time of the maintenance (or the incident in case of corrective maintenance);

5.10.2.	description of the intervention (including list of equipment repaired and/or replaced, mentioning among others the serial numbers);

5.10.3.	date and time of repair and, if necessary, of service reboot.

5.11.	Every month starting from the Execution Date, and within 7 (seven) days from the last calendar day of each month, PV shall prepare and deliver to the SPV a monthly report (the “Monthly Operation Report” or “MOP”) containing a summary of the activities performed during the previous month which shall include at least the following information:

5.11.1.	overall Plant performance (including but not limited to Monthly Guaranteed Plant EBITDA);

5.11.2.	an analysis of Plant output and performances including comparisons with previous periods and corresponding period of the preceding years of operation;

5.11.3.	Plant and monitoring system shut down periods and related reasons;

5.11.4.	a summary of inspections, repairs, maintenance and replacement of parts for the Plant overall;

5.11.5.	operation and maintenance activities performed at the Plant;

5.11.6.	servicing performed (detection and management of any power losses);

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5.11.7.	any failures in the measurement systems;

5.11.8.	spare parts utilised;

5.11.9.	claims solved and claims made;

5.11.10.	comments and recommendations for the Plant operation.

5.12.	The MOP shall also contain the schedule of maintenance servicing, including any Plant shut down planned for maintenance activities, to be performed in the subsequent month period. The schedule of the maintenance shutdown as indicated under ANNEX 2.26 cannot be modified without the prior written consent of the SPV. PV acknowledges and shall cause the External Service Providers to acknowledge that any maintenance shutdown must be preferably performed keeping to a minimum any decrease in the production of electricity.

5.13.	At the end of each calendar year, PV shall submit to the SPV an annual report as soon as available, and in any event within January 30th of each year (the “Yearly Operation Report” or “YOR”). The YOR shall contain a brief summary of the Services performed during the relevant year, the Plant yearly operational data and a section including recommendations for improvements or upgrades to the Plant including a cost-benefit analysis.

5.14.	Upon occurrence of environmental and/or health and safety related incidents, PV shall deliver to the SPV, or cause the relevant External Service Provider to deliver, a specific report within 3 (three) Business Days following the date when the event occurred. The report shall include details on any consequences to the Plant, to the environment, to any person or, in general, to any third parties.

5.15.	PV and the External Service Providers shall be jointly responsible for all injuries and damage to individuals or property that may occur as a result of their fault or negligence or that of any of their subcontractors, as the case may be, in connection with the performance of the Services.

5.16.	PV represents and warrants that the External Service Providers are professionally and technically qualified for the performance of the Services.

5.17.	During the term of this Agreement, PV shall cause the External Service Providers to perform the Services with sufficient and qualified manpower to ensure the proper and on-going operation of the Plant as per the terms and conditions of this Agreement.

5.18.	PV, starting from the Execution Date, shall prepare and deliver to the SPV a weekly report specifying the quantity and quality of Vegetal Oil supplied.

5.19.	To dispel any doubt, PV and the External Service Providers shall bear the sole and complete responsibility for full compliance with any and all Applicable Laws and Regulatory Requirements pertaining to the provision of the Services. PV shall promptly inform the SPV of the coming into force of new Applicable Laws triggering the necessity to perform any specific modification, works and/or request any further authorization in order to continue the operation of the Plant. In the event that the performance of works or addition to the Plant is required, PV shall submit to the SPV at least two offers from reputable companies. The SPV shall promptly cause the performance of the works at its own costs and expenses in order to enable PV and the External Service Providers to continue the regular operation of the Plant.

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6.	EBITDA Review Process

6.1.	Quarterly EBITDA review

6.1.1.	The SPV, no later than 3 (three) days following the end of each calendar quarter, shall deliver to PV the Plant’s financial situation of the preceding quarter, and a report showing the calculation of the Plant EBITDA and the Overall Remuneration during the relevant quarter, made according to ANNEX 2.9 (hereinafter, the “Quarterly EBITDA Report”). PV shall review the Quarterly EBITDA Report and request to the SPV – within 3 (three) days from receipt of the Quarterly EBITDA Report – the rectification of the calculation made exclusively for any evident miscalculation it believes existent in it.

6.1.2.	If the Quarterly Plant EBITDA indicated in the Quarterly EBITDA Report (as eventually modified pursuant to PV’s rectification request), is lower than the Quarterly Guaranteed Plant EBITDA specified in ANNEX 2.19, PV shall, within 10 (ten) days from the day of receipt of the Quarterly EBITDA Report, pay to the SPV a sum equal to the missing amount of Quarterly Guaranteed Plant EBITDA.

6.1.3.	Failing PV to perform the above payment as indicated in the prescribed term, the SPV is entitled to request and obtain the payment of the missing amount of the Quarterly Guaranteed Plant EBITDA from the Escrow Account.

6.1.4.	Should the SPV utilize the funds deposited in the Escrow Account to cover the missing Quarterly Guaranteed Plant EBITDA, PV shall be obliged to pay into the Escrow Account within 15 (fifteen) days from the use of the Escrow Account funds, an amount equal to the amount paid to the SPV from the Escrow Account.

6.2.	Yearly EBITDA review

6.2.1.	The achievement of the Guaranteed Plant EBITDA specified in ANNEX 2.19. shall be subject to the annual review process specified in the following paragraphs of this Section 6.2.

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6.2.2.	The SPV, no later than 90 (ninety) Business Days following the end of each calendar year, shall deliver to PV the Plant’s financial statements of the preceding year, audited by an auditor appointed by the SPV, and a report showing the calculation of the Plant EBITDA and the Overall Remuneration, made according to ANNEX 2.9 (hereinafter, the “Yearly EBITDA Report”). PV shall review the EBITDA Report prepared by the SPV, and shall have the right to contest, if it is the case, the results presented in the Yearly EBITDA Report according to the procedure indicated in the following paragraphs of this Section.

6.2.3.	PV shall review the results of operation of the Plant as presented in the Yearly EBITDA Report and no later than 15 (fifteen) days from receipt of the Yearly EBITDA Report, PV shall:

i.	either approve the Yearly EBITDA Report, or

ii.	send to the SPV a written report and explanations detailing the amounts to be excluded from, or added to the Plant EBITDA, if any (hereinafter the “PV Report”).

6.2.4.	In the event that no communication is received from PV by the SPV within the above deadline, the Yearly EBITDA Report shall be considered approved and the Plant EBITDA calculation contained therein shall be binding for the Parties.

6.2.5.	In the event that the SPV does not agree with the conclusion of the PV Report sent pursuant Section 6.2.3 letter (ii), the Parties shall meet within 10 (ten) days from the receipt by the SPV of the PV Report. If the Parties are unable to agree on the amount of the Plant EBITDA and the expenses to be included or excluded thereof within 7 (seven) days from the first meeting, an independent and certified public accountant not having any relationship with the Parties but chosen by the same amongst the first four accounting firms (or, failing by the Parties to reach an agreement, by the President of the “Ordine dei Commercialisti” of Milan) shall be appointed pursuant to Section 1349 of the ICC as a ruler, taking a decision on the basis of its equitable determination (“equo apprezzamento”) being excluded the possibility to decide on mere discretion (“mero arbitrio”) (hereinafter, the “Ruler”) to quantify the amount of the Plant EBITDA, based on the guidelines specified under this Agreement. The Ruler’s decision shall be in writing and in English language and it shall be communicated to each Party within 15 (fifteen) Business Days following his nomination. The Ruler’s decision shall be final and binding on the Parties. The Parties shall bear the costs of the Ruler on a 50/50 basis, unless otherwise stated by the Ruler.

6.2.6.	In the event that the Plant EBITDA indicated in the Yearly EBITDA Report and agreed between the Parties, or as quantified by the Ruler, is:

(i)	lower than the Guaranteed Plant EBITDA specified in ANNEX 2.19, and such discrepancy is due and attributable to the PV failure to comply with the obligations assumed under this Agreement, PV shall, within 60 (sixty) days following the date of the final quantification of the Plant EBITDA, pay to the SPV a sum equal to the missing amount of Guaranteed Plant EBITDA;

(ii)	higher than the Guaranteed Plant EBITDA specified in ANNEX 2.19 (the “Yearly Positive Difference”), the SPV shall, within 60 (sixty) days following the date of final quantification of the Plant EBITDA, pay to PV a sum equal to 90% (ninety per cent) of the Yearly Positive Difference.

6.3.	For clarity sake, payments of all operational costs, including all those detailed in Section 4.1 above are included in the Overall Remuneration, with the only exception of costs of the insurance policies, including those covering theft, machinery breakdown and business interruption, that on the overall can not be higher than Euro 20,000.00 and shall be deducted from the Plant Guaranteed EBITDA.

7.	Term - Right of withdrawal and termination

7.1.	This Agreement shall come into effect on the Execution Date and, unless otherwise provided for in this Agreement, it shall expire at the Expiration Date of the Power Purchase Agreement (hereinafter, the “Term”).

7.2.	The SPV may withdraw at any time, and at its sole discretion, from this Agreement by sending a written notice to PV, at least 6 (six) months in advance. The Parties agree that a withdrawal clause be inserted also in the agreements entered into with the External Service Providers.

7.3.	In the event the SPV exercise the withdrawal from this Agreement pursuant to Section 7.2, it shall have the right to withdraw from the agreements with the External Service Providers with the same advance notice. Should the SPV terminate this Agreement because of fault of PV pursuant to Section 7.10, the SPV shall have the right to immediately withdraw from the agreement with the External Service Providers.

7.4.	The agreements with the External Service Providers shall provide that - in the event of exercise of the withdrawal right - the relevant External Service Provider shall be entitled to (i) payment of the amounts of the outstanding invoices as well as the value of the activities performed in compliance with the relevant agreement prior to withdrawal and not yet included in the invoices; (ii) all demobilization and financial costs incurred and/or to be incurred for the performance of the Services – if any - until such a date.

7.5.	Without prejudice to the SPV’s right to withdraw at any time and at its discretion under Section 7.2 above, each Party is entitled to withdraw from this Agreement in the event:

7.5.1.	the other Party (i) becomes insolvent or generally not able to pay its debts as they become due, or (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of its creditors; or

7.5.2.	the other Party files a request for a moratorium or an out-of-court settlement with creditors, or files a request to commence - with respect to itself - a voluntary bankruptcy or analogous insolvency case or proceeding, or if the defaulting Party is subject of seizure or intervention, or if its shares or interests are expropriated, or if any other similar action or proceeding, whether judicial or private, is commenced with analogous effects, or another circumstance occurs that reveals that the other Party is or is likely to become insolvent; or

7.5.3.	an encumbrancer takes possession of a substantial part of the other Party’s assets, or any writ of execution, warrant of attachment or similar process is issued, levied or enforced against a substantial part of the other Party’s assets;

7.5.4.	the performance of this Agreement by any Party is prevented for more than 120 (one hundred twenty) consecutive Calendar Days due to the occurrence of a Force Majeure event falling within the coverage of the Insurance.

7.6.	A clause having the same meaning of Section 7.5 above shall be inserted in the agreements with the External Service Providers.

7.7.	In case of withdrawal under Section 7.2 or 7.5 above:

7.7.1.	the SPV will pay the amounts of the outstanding invoices as well as the value of the activities performed in compliance with the relevant agreements with the External Service Providers prior to withdrawal and not yet included in the invoices, provided that the relevant Guaranteed Plant EBITDA is reached. In the event that the relevant Guaranteed Plant EBITDA is not reached, the SPV is entitled to first request and receive the payment of the missing EBITDA amount from the Escrow Account; and

7.7.2.	none of the parties to the agreement shall have any further right, claim and/or action against the other party for any costs, expenses, losses and/or damages suffered as a consequence of the withdrawal, save for those rights, claims and/or actions already exercised, filed and/or started at the date of withdrawal except that PV shall remain liable should the Guaranteed Plant EBITDA not been reached until the termination of the Agreement.

7.8.	In addition to any other event specified in this Agreement or at law, the SPV may terminate this Agreement pursuant to article 1456 of the ICC upon the occurrence of any of the following events:

7.8.1.	more than 30 (thirty) days delay in sending the MOP, if this delay occurs for at least two consecutive times;

7.8.2.	supply or use of Vegetal Oil not compliant with the technical specification indicated in ANNEX 2.30 or in breach of any Applicable Laws;

7.8.3.	the Plant does not reach the Guaranteed Plant EBITDA for reasons exclusively attributable to PV and/or External Service Providers under this Agreement and PV does not pay to the SPV a sum equal to the missing amount of the Guaranteed Plant EBITDA or in the event of breach of the payment obligation under Section 5.1;

7.8.4.	the Guaranteed Plant EBITDA for 2 (two) consecutive years is not reached, by more than 10% of the Guaranteed Plant EBITDA per each respective year, even though PV has paid to the SPV a sum equal to the missing Guaranteed Plant EBITDA.

7.9.	PV shall cause to insert a clause in the agreements with the External Service Providers granting to the SPV, in addition to any other event specified in said agreement or at law, the right to terminate the agreement pursuant to article 1456 of the ICC upon the occurrence of any of the following events:

7.9.1.	breach of any of the health and safety obligations and duties;

7.9.2.	supply or use of Vegetal Oil not compliant with the technical specification indicated in ANNEX 2.30 or in breach of any Applicable Laws;

7.9.3.	the relevant External Service Provider voluntary interrupts the performance of the Services (or a substantial portion thereof) for a period of more than 15 (fifteen) consecutive days or 30 (thirty) days in any operational year;

7.9.4.	sub-contracting in breach of any applicable provisions under the agreement.

7.10.	In the event of termination of this Agreement for a breach of PV, the SPV shall be entitled to:

7.10.1.	recover from PV any losses and damages incurred by the SPV and any extra costs of completing the Services (including the costs of engaging replacement contractors and suppliers, and all the additional amounts payable to them); and

7.10.2.	without prejudice to compensation of any further damages, a penalty for the termination in an amount of Euro 100,000.00 which can be cashed-in from the Escrow Account. PV hereby acknowledges and confirms that it considers the amount of such penalty fair and reasonable and, for such purposes, PV waives all claims and/or actions which it may have for the reduction of such penalty; and

7.10.3.	exercise any other remedy provided for under the Agreement and Applicable Laws and take legal action against PV for compensation of any damages suffered.

7.10.4.	transfer to the SPV all guarantee certificates related to the SPV and/or the components of the Plant and

7.10.5.	deliver to the SPV all the spare parts of the Plant equipment and machinery paid by the SPV.

7.11.	PV shall cause to insert a clause in the agreements with the External Service Providers providing that in the event of termination of the agreement for a breach of the External Service Providers, the latter shall exclusively be entitled to the price, if any, for the Services correctly performed in accordance with the relevant agreement. In this event, the SPV shall be entitled to:

7.11.1.	withhold the amount of any damages and/or loss caused by the External Service Provider, recovering from it any losses and damages incurred by the SPV and any extra costs of completing the Services (including the costs of engaging replacement contractors and suppliers, and all the additional amounts payable to them); and

7.11.2.	without prejudice to compensation of any further damages, a penalty for the termination in an amount equal to 20% of the remuneration provided under each agreement entered into with the relevant External Service Provider; and

7.11.3.	appoint a third party to perform the Services not provided; and

7.11.4.	exercise any other remedy provided for under the relevant agreement and Applicable Laws and take legal action against the External Service Provider for compensation of any damages suffered.

7.12.	PV shall cause to insert a clause in the agreements with the External Service Providers providing that, in case of failure of the SPV to pay any amount due as Vegetal Oil Remuneration in compliance with terms and conditions of the relevant agreement with the External Service Providers, the latter shall have the right (i) without prejudice to compensation of any further damages, to ask and obtain for the payment of a penalty for the termination in an amount not exceeding 10% of one year remuneration, that the SPV acknowledges and confirms that it considers fair and reasonable and, for such purposes, waives all claims and/or actions which it may have for the reduction of such penalty; and (ii) to exercise any other remedy provided for under the agreement and Applicable Laws and take legal action against the SPV for compensation of any damages suffered.

7.13.	In the event of termination of this Agreement and/or the agreements with the External Service Providers, for withdrawal by the SPV pursuant to Sections 7.2. and 7.5., PV and/or the relevant External Service Providers, if so requested by the SPV, shall continue to perform the Services in accordance with this Agreement and/or the agreements with the External Service Providers until their effective replacement with another party and in any case for a period not exceeding 90 (ninety) days from the receipt of the withdrawal notice.

In consideration of the above, the agreement with the External Service Providers shall contain a clause assuring their maximum cooperation and availability in order to guarantee the continuous and regular operation of the Plant and to facilitate the effective and timely hand over of operations to their successor/s. Without prejudice to the above, should the SPV, during the 90 day-period indicated above request in writing the External Service Provider to leave the Site, the External Service Provider shall abandon the Site within the term set out in the SPV’s request (which in any case shall not be less than 5 (five) Business Days) and provide the SPV with all information, data and documentation pertaining to the operation, maintenance, and treatment of the Plant which might be in its possession as a consequence of the provision of the Services under this Agreement, including - without limitation - any information and data regarding (i) suppliers of Vegetal Oil and other equipment and consumables, (ii) supplier of machinery and spare parts, (iii) engine technicians as well as providing the SPV with a copy of all agreements related to the Plant and its operation.

8.	Guarantees

8.1.	Each Party hereby irrevocably undertakes and guarantees to fulfill all its obligations under this Agreement, as from time to time amended, restated, supplemented or otherwise modified by common agreement by the Parties, regardless of the existence of any other security, guarantee or surety given for fulfillment of said obligations.

8.2.	As security for all the obligations under this Agreement and for the performance of the agreements for the supply of Vegetal Oil by External Service Providers, the SPV and PV shall execute at the Effective Date the Escrow Agreement substantially in the form attached hereto under ANNEX 8.2 and PV shall constitute and maintain the Escrow Amount deposited in the Escrow Account in compliance with the terms and conditions provided for in ANNEX 8.2 attached hereto.

9.	Damage to Property and Injury to Persons

9.1.	Damage to the Plant. Without prejudice to any other Sections of this Agreement, PV shall be jointly and severally liable with the External Service Providers vis-à-vis the SPV for all losses, expenses and damages to the Plant arising out, among others, the following reasons:

(i)	defective material or workmanship of in providing the Services; or

(ii)	breach of one or more obligations under this Agreement; or

(iii)	any fault, negligence or other acts of External Service Providers or respective employees and agents.

9.2.	Third Party Claims. PV shall indemnify (and keep harmless) the SPV against all third-party claims in respect of any loss of or damage to physical property, death or personal injury whenever occurring to the extent caused by any act or omissions of the PV and/or External Service Providers or their respective employees and agents.

9.3.	Accidents. PV shall be shall be jointly and severally liable with External Service Providers for and shall indemnify the SPV against all losses, expenses or claims arising in connection with the death of or injury to any person employed by External Service Providers and/or PV, unless caused by any acts or defaults of the SPV or other contractors engaged by the SPV or by their respective employees or agents.

10.	Indemnification

10.1.	PV (the “Indemnitor”) agrees to indemnify and hold harmless the SPV, Bluesphere and their affiliates and respective partners, members, officers, directors, managers, employees, agents and representatives (collectively, the “Indemnified Parties”), from and against any loss or expense by reason of physical damage to property or bodily injury, including death, any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, that may be imposed on or otherwise incurred or suffered by the Indemnified Parties, excluding any special, incidental, consequential or punitive damages, except to the extent such damages are recovered by third parties in connection with third party claims that are indemnified under this Agreement (“Losses”).

Indemnification for Losses in accordance with this Section 10.1 shall be limited to a maximum amount of 2,000,000.00 Euro per event, with the exception of Losses incurred due to bodily injury, death and with the exception of Losses resulting from malicious and/or willful actions with respect to which no limitation shall apply.

10.2.	An Indemnified Party shall promptly notify the Indemnitor of any event or occurrence that may give rise to Losses for which such Indemnified Party (a “Claimant”) may seek recovery from the Indemnitor pursuant to this Section 10; provided that, if such event or occurrence is a claim or proceeding by a third party (a “Third Party Claim”), a Claimant shall give such notice thereof in writing as soon as practicable, but in no event later than 20 (twenty) Business Days following the receipt of notice of the commencement of any action or proceeding. Each such notice shall describe in reasonable detail the basis of the claim for indemnification and, to the extent received, deliver copies of all related notices and documents (including court filings) concerning such claim. The failure to give notice as required by this Section 10 in respect of a Third Party Claim in a timely fashion shall not result in a waiver of any right hereunder except to the extent that the ability of the Indemnitor to defend against such Third Party Claim is actually prejudiced by the failure of the Claimant to give notice in a timely fashion as required by this Section 10.2.

11.	Insurance

11.1.	Without limiting the PV’s obligations, responsibilities and liabilities under this Agreement, from the date of this Agreement until all potential statute of limitation have expired with respect to any PV’s liabilities under this Agreement, PV shall cause the External Service Providers, at their own exclusive cost, provide and maintain in full force the following insurances policies to be executed with leading insurance companies with rating not lower than A- S&P, with the limits and coverage provision not less than the limits and coverage provisions set forth below (the “ESP Insurances”):

-	Third Party Liability: Euro 2,500,000.00 each and every loss;

-	Worker’s Compensation: Euro 2,500,000.00 each person.

11.2.	The ESP Insurances shall not reduce or otherwise affect the PV’s liability hereunder, provided that any payment by above insurance shall be in lieu of any payment due by PV under this Agreement.

11.3.	If the ESP fails to execute and/or maintain in effect any ESP Insurances, the SPV shall be entitled to obtain and maintain in force any of such insurances, provided however that any costs and expenses associated with such insurances shall be promptly reimbursed by PV at SPV’s request and may be deducted from or set-off against any payment otherwise due by the SPV under this Agreement and/or under the agreements with the ESP. The entering and maintaining in force by the SPV of any of such policies on behalf of the ESP shall not limit or reduce for any reason the liabilities of PV under this Agreement and shall not affect or be deemed to be an amendment of any terms hereof.

11.4.	All costs, expenses, and charges of the ESP Insurances shall be paid by the ESP and/or PV. PV shall also ensure, under its responsibility, that the ESP Insurances are effective and will be maintained in force for the entire duration of this Agreement.

11.5.	PV agrees to deliver copies of the ESP Insurances, of their annual renewal to the SPV at least 7 (seven) calendar days before the date scheduled for the beginning of its activities giving evidence the occurred payment.

11.6.	Without limiting the PV’s obligations, responsibilities and liabilities under this Agreement, the SPV shall - at cost sustained by the SPV but borne by PV up to an overall yearly amount of 20,000.00 Euro – provide and maintain in full force the “All Risks Property” / “Business Interruption” insurance policy with a leading insurance company with the limits and coverage provisions specified in ANNEX 11.6 and with policy conditions substantially the form attached hereto as ANNEX 11.6. In addition to the “All Risks Property” / “Business Interruption” insurance policy, the SPV shall, at its own costs, provide and maintain in full force the third party liability insurance policy with a leading insurance company and with the limits and coverage provisions indicated in ANNEX 11.6.1.

11.7.	With regard to the “All Risks Property”/”Business Interruption” insurance policy provided by the SPV, PV undertakes to comply with all the insurance conditions set out thereof. PV shall manage on behalf of the SPV, if so required by the SPV, the “All Risks Property”/ “Business Interruption” insurance claims vis-à-vis the insurance company. If the SPV decides to manage directly the claims towards the insurance companies, it undertakes to manage them in a timely and diligent manner keeping PV always informed.

12.	Confidentiality of Information

12.1.	For the duration of this Agreement and until 5 (five) years following its termination, each Party shall keep all information received from the other Party and marked confidential (hereinafter, the “Confidential Information”).

12.2.	The Confidential Information shall not be divulged without both Parties’ written consent given in advance. The Parties may not use the Confidential Information for any purpose other than the purposes set out in this Agreement, except if needed by Bluesphere and/or the SPV and/or their agents and advisors. This provision will survive the termination of the Agreement or the expiry of its Term. The Parties shall uphold the confidentiality of, and shall not use other than for the purposes set out in this Agreement, any Confidential Information related to the Plant, including documents, data, technical, business, financial and/or any other written and or oral information regarding the Plant which was prepared by any of the Parties, except for:

12.2.1	when the information becomes part of the public domain (and not as a result of the breach of this Agreement);

12.2.2	when the information was in the one Party’s possession prior to receiving it from the other Party;

12.2.3	when the information was received by a third party which is not, to the knowledge of the receiving Party, in breach of an obligation of confidentiality, and is therefore not subject to the limitations of its exposure;

12.2.4	when the information is requested by any governmental, regulatory, judicial or other such body under applicable legislation, regulations or rules.

12.3.	Each Party shall take reasonable measures to protect Confidential Information.

12.4.	A Party may divulge the Confidential Information to its consultants, technical or commercial consultants, accountants, auditors, counsels, investors, creditors (including the Lender and its advisors), shareholders, prospective buyers and prospective buyers or investors of the shareholders, bankers and subsidiaries (hereinafter, the “Consultants”) to the extent it is necessary. A Party transferring Confidential Information to Consultants must inform them of its confidential nature and guarantee their commitment to keeping such information confidential. None of the Parties including their consultants, representatives, sub-contractors or any of their related parties will use or disclose any of the Confidential Information obtained from the other Party during the period of this Agreement for a purpose other than the operation of the Plant. Such Confidential Information will not be held as confidential if it were proven to be publicly available prior to it being transferred to the Consultants.

13.	Force Majeure

13.1.	Failure of a Party to execute, or delay in a Party’s performance of this Agreement or part thereof, shall not constitute a breach of this Agreement if caused by an Event of Force Majeure.

13.2.	An “Event of Force Majeure” means extraordinary and not foreseeable events beyond the reasonable control of either Party, which constitutes exceptional and unforeseeable circumstances, preventing in full or in part the affected Party to perform its obligations under the Agreement, despite the exercise of diligent efforts, such Party was unable to prevent, limit or minimize.

13.3.	Pursuant to all of the above, the following events, shall constitute an Event of Force Majeure, so long as such events are the direct cause of failure to perform or delay in performance:

(i)	as can be proven and as stated above (for avoidance of doubt any events which is not specifically set forth as Force Majeure event cannot be deemed as a Force Majeure event: acts of God; acts of public enemies;

(ii)	orders or restraints of any kind of the government of the Italian Republic or any of its departments, agencies, political subdivisions or officials, or any civil, administrative or military authority;

(iii)	earthquakes; hurricanes; tornadoes; floods; explosions;

(iv)	partial or entire failure of national or local energy transmission utilities and grids.

13.4.	A Party affected by an Event of Force Majeure shall inform the other Party in writing within 2 (two) days of such occurrence, and in addition shall provide supporting documentation and evidence regarding the circumstances which constitute the Event of Force Majeure, specifying why under these circumstances the implementation, or the timely implementation, of a contractual obligation was not possible, and proving that such failure or delay were the direct result of those circumstances.

13.5.	The Party affected by an Event of Force Majeure agrees to take all appropriate measures to mitigate the negative consequences caused by the Event of Force Majeure on the implementation of the Agreement.

14.	Representations and warranties of the Parties

14.1.	Without prejudice to any other warranty or undertaking provided under any other provisions of this Agreement, the PV represents and warrants also on behalf of ESP, among others, the following:

14.1.1.	to be in possession of all the insurance policies and the permits required for the performance of Services;

14.1.2	to have an appropriate professional organization, technically qualified personnel, Vegetal Oil supply agreements, machinery and equipment and anything else needed for the performance of the Services;

14.1.3	to have full knowledge of the information provided by the SPV, of the contractual documentation being part of or referred to in this Agreement (including the Technical Specifications), and that such information and documents are sufficient and appropriate to identify the nature and characteristics of the Services to be performed;

14.1.4	every aspect of the performance of the Services shall comply with the Agreement, Applicable Laws, Technical Specifications, and in any case shall be entirely fit for the use for which they are performed, as specified in the Agreement or as may be reasonably inferred by a competent contractor having experience in the provision of services of the nature, scope, similar value and complexity as the Services;

14.1.5	it is informed of the technical and functional features of the Plant and is able to perform the Services in accordance with the common industrial standards currently on the market;

14.1.6	the spare parts shall be compliant with the Plant, Technical Specifications, design and operational and maintenance requirements;

14.1.7	it is fully aware of all the conditions and requirements necessary under the Applicable Laws, including without limitation the Ministerial Decree, that the Plant must meet to receive the Feed in Tariff and it is able to perform the Services necessary to ensure that the Plant satisfies and maintains these conditions and requirements for the entire duration of this Agreement;

14.1.8	it is fully aware to be the sole responsible vis-à-vis the SPV about the supply of the Services in compliance with the common industry’s practice and market’s standard, therefore, assuming any responsibility vis-à-vis the SPV for the supply of the Services;

14.1.9	the Overall Remuneration is a fair and proper consideration for all the activities that are necessary for it to properly perform all the Services under this Agreement and, therefore, the performance of such activities, will not give rise to requests for additional payments or increase of the Overall Remuneration;

14.2.	Without prejudice to any other warranty or undertaking provided under any other provisions of this Agreement, each Party represents and warrants to the other, among others, the following:

14.2.1.	it is a company duly incorporated and validly existing under the laws of its constitution;

14.2.2.	this Agreement will constitute legally binding, valid and enforceable obligations enforceable against it in accordance with its terms;

14.2.3.	it has the corporate power to enter into and perform this Agreement and the transactions contemplated by it;

14.2.4.	there has not been and, to the best of its knowledge, there is no material adverse change in its business or financial condition, that could affect its ability to perform its obligations under this Agreement;

14.2.5.	no material litigation, arbitration or proceedings before any court, arbitral body or agency have been started or are pending or threatened against it, nor any other issue has been raised that, should be successful, could impair the performance of this Agreement and the transactions contemplated by it;

14.2.6.	it is not insolvent nor in a situation under articles 2446 or 2447 of the ICC, as applicable;

14.2.7.	none of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, or compliance with the terms and provisions hereof and thereof shall conflict with or result in a breach of, or require any consent under, its by-laws or any Applicable Laws or regulation, or any order, writ, injunction or decree of any court, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument;

14.2.8.	it has all the required financial resources to fully comply with the obligations assumed under this Agreement.

14.3.	PV also on behalf of ESP will be responsible and will act in accordance with the Applicable Laws and the Technical Specifications in relation to the performance of the Services, and will keep the SPV harmless against any and all the claims and/or requests which may be raised by its employees and/or consultants and/or any third parties related to or arising out in connection with the performance of this Agreement and the performance of the Services, including those regarding payment of consideration or social contributions payable to subcontractors or their employees.

14.4.	PV also on behalf of ESP shall comply with all permits, authorisations and approvals issued by any Authority under Applicable Laws in relation to the operation of the Plant.

14.5.	PV also on behalf of ESP shall manage and handle, at its own costs and expenses and for the benefit of the SPV, all the product and performance warranties in respect of all components of the Plant, if any during the period of validity of this Agreement.

14.6.	PV will cooperate with the SPV by providing its assistance in the management of any request from any Authority (including GSE and Enel) relating to the Services or in the preparation of any communication or notice to be sent by the SPV to any Authority in accordance with the Applicable Laws, so that the SPV can regularly comply with the conditions set forth in the permits, and with any obligations set forth in the Applicable Laws, as well as possible requests made by the Authority.

14.7.	PV shall be responsible jointly and severally liable with the EPS for obtaining and maintaining any permit necessary for the performance the Services in compliance with the Applicable Laws.

15.	Financing

15.1.	PV acknowledges and irrevocably accepts that any credits of the SPV deriving from this Agreement and the insurances issued under the terms of this Agreement may be assigned or pledged in favour of any credit institution or lender that have granted a credit facility to the SPV or to the shareholder of the SPV (the “Credit Facility”) as guarantee of the credits and/or in any event of the exact fulfilment of all the obligations deriving from and/or in any way connected with the finance documents governing the Credit Facility.

15.2.	In the event that a Credit Facility has been granted, PV:

15.2.1	undertakes to use its best efforts to comply with any reasonable request to modify this Agreement which may be submitted by the lender; and

15.2.2	acknowledges and accepts that the lender and its advisors may have the right to access the Site, or any other place where the materials, and/or equipment are located, stored or are being worked on, in order to inspect the performance of the Services contemplated under this Agreement.

16.	Assignment

16.1.	The rights and obligations of PV pursuant to this Agreement shall not be assigned to a third party without the SPV’s prior written consent.

16.2.	It remains understood that the amounts or credits due to PV by the SPV under this Agreement may be assigned, transferred or pledged at PV’s discretion, with prior written notice to the SPV.

17.	Intellectual Property Rights

17.1.	The PV warrants and indemnifies the SPV against any and all claims by owners or licensors of patents, trademarks, licenses, drawings, models or other intellectual property relating to any technical and/or executive aspect on the performance of the Services.

17.2.	In any event, the PV shall bear all the burdens and responsibilities associated to the obtainment of the rights to these patents, trademarks, licenses, designs, models and other copyrighted material, to the applicable extent.

17.3.	The SPV will not be involved in the relationship between the PV and the owners of (or who holds a license on) such rights and any disputes between them.

18.	Miscellaneous

18.1.	This Agreement constitutes the entire contract between the Parties in relation to the subject matter raised therein, and therefore entirely replaces and resolves all prior or separate stipulation, written or oral, in that regard.

18.2.	Any invalidity, nullity or unenforceability of any provision referred to the Agreement will not affect the validity and enforceability of the remaining provisions contained therein, except as provided in Article 1419 of the ICC. In any case, the Parties shall do everything possible to negotiate in good faith alternative provisions that have the same effect.

18.3.	All remedies specified in this Agreement or otherwise available shall be cumulative and in addition to any other remedy provided hereunder or now or hereafter available at law or in equity. No waiver with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature; nor shall the failure of a Party to insist upon the performance by the other of any term hereof be deemed a waiver of the rights of the first-mentioned Party with respect thereto.

18.4.	Each Party shall equally bear any costs connected with the signing of this Agreement, including stamps, copies, registration fees (which will apply only in case of use).

18.5.	Notices

All notices and other communications required or desired to be communicated by one Party to the other shall be in writing and shall be deemed given when sent by email, facsimile, or manual delivery or 10 (ten) days after mailing by registered airmail to the respective addresses set forth below or to such other addresses as may be designated by a written notice to the other Party, provided, however, that any notice of change of address shall be effective only upon receipt:

To PV:

Pronto-Verde AG

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To SPV:

Futuris Papia S.p.A.

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With copy to Bluesphere Italy S.r.l.

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19.	Conflict Resolution and Jurisdiction

19.1.	This Agreement is governed by Italian Law with the exclusion of any conflict of laws.

19.2.	The Parties shall endeavour to amicably settle any possible dispute arising from, or in relation to, the interpretation, validity, execution and termination of this Agreement by direct negotiations held in good faith for a term not exceeding 30 (thirty) calendar days from the first notice regarding the dispute sent in writing. Should the Parties be unsuccessful in resolving their dispute within such 30 (thirty) days’ period, the dispute shall be brought before the exclusive jurisdiction of the Court of Milan.

List of Annexes

ANNEX H – Services Agreement

ANNEX I – Oil Supply Agreement

ANNEX 2.9. - Principles for EBITDA Calculation

ANNEX 2.19. - Guaranteed Plant EBITDA

ANNEX 2.26. - Periodic Maintenance Programme

ANNEX 2.26.1. - Services

ANNEX 2.30. - Vegetal Oil characteristics

ANNEX 8.2. – Escrow Agreement

ANNEX 11.6. - All Risks Property / Business Interruption insurance policy conditions

ANNEX 11.6.1. - Third party liability insurance policy conditions

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If you agree on the above terms and conditions, please return us copy of this Agreement undersigned as a sign of acceptance by your authorised representative.

Yours faithfully,

FUTURIS PAPIA S.p.A.

/s/ FUTURIS PAPIA S.p.A.

*     *     *

For full and unconditional acceptance thereof.

Yours faithfully,

PRONTO VERDE AG

/s/ PRONTO VERDE AG